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                                                                     EXHIBIT 6.7



FORM OF SERVICE AGREEMENT


AGREEMENT NO:

This Agreement (hereinafter referred to as "Agreement") is made this between DEUTSCHE BANK, 8, Shenton Way, #20-01, Temasek Tower, Singapore 068811 (hereinafter referred to as "DB") and SOLUTIONNET (ASIA PACIFIC) PTE LTD with its office located at No. 1 Shentonway, #22-06/09, Singapore 068803 (hereinafter referred to as "SLNN").


WHEREAS, SLNN agrees to use its best effort to supply DB with software engineering consultants to perform computer software programming, systems analysis, design, project management, consulting and / or education and training (the "Services") and DB desires to utilize the services of SLNN under the terms and conditions thereof:


1.       PROFESSIONAL SERVICE FEE


         1.1    SLNN CONSULTANT,
                will be assigned to DB to provide consulting services beginning
                                . DB shall pay SLNN a sum of
                                                                    per calendar
                month of work. A calendar month for the consultant will consist of working days (excluding week ends and public holidays) as applicable to all permanent staff at DB.


         1.2 If SLNN is unable to render the Professional Service, or if for some reasons the Professional Service are not carried out in accordance with clause 1.1, then the Professional Service Fee shall be pro-rated according to the actual Professional Service period completed.

         1.3 SLNN is wholly responsible for the regular wages, medical insurance and CPF for the consultant and all employer-employee obligations in respect of the consultant. However, it is mutually understood and agreed that these rates are exclusive of any sales tax, duties, levies (including GST); any taxes levied as a result of use of these Services are the responsibility of DB.

2.       DURATION

         The services of the consultant will be utilized by DB for a minimum period of 06 months from the date of commencement of work.


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3.       EXTENSION

         The agreement period may be extended by 3 or 6 months with a minimum notice of one month, in which case the rates would be revised based on a mutual agreement.

4.       CONDITIONS

         4.1   SLNN shall ensure that the consultant

               4.1.1 Follow and abide strictly to the rules and regulations of
                     DB's,
               4.1.2 Comply with the supervision and instructions of the
                     Project Manager ("DB's Project Manager") arranged by DB.

         4.2 It is expected that occasional overtime work may be requested and shall be included in the service fees set forth in section 1.1. In the event that consultant or SLNN considers such overtime to be excessive, the parties shall consider, and, if agreed by the parties, DB shall pay an agreed amount specified as overtime charges.


5.       CONFIDENTIALITY AND OWNERSHIP

         5.1 SLNN acknowledges and agrees that all information concerning business is "Confidential and Proprietary Information" and undertakes that it will not permit the DB duplication or disclosure of any such Confidential and Proprietary Information to any person other than the consultant who requires such information for the performance of its obligations hereunder.

         5.2 SLNN acknowledges and agrees that the ownership and all intellectual property rights over any software developed by the consultant (including but not limited to its source code, listings, print-outs and all original material) shall belong to and vest absolutely in DB.

         5.3    The clause shall survive any termination of this Agreement.

         5.4 Without prejudice to the foregoing, SLNN shall take all such steps as shall from time to time be requested by DB to protect the Confidential and Proprietary Information and intellectual property rights of DB.

         5.5 SLNN shall ensure that the consultant executes DB's standard Confidentiality Agreement.





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6.       PAYMENT TERMS

         SLNN shall render its invoice monthly for Services provided and expenses incurred under this Agreement throughout the date of such invoice. The invoice will be raised on the last day of each calendar month. All invoices shall be payable within fifteen (15) days of the date of invoice.

7.       LEAVE

         Consultant is entitled to 18 days of annual leave per annum and one day of medical leave (on production of medical certificate) per month of completion of every one month during the contract period from the DB AND PRORATE THEREOF.

8.       TERMINATION OF ENGAGEMENT

         8.1 The services of the consultant shall be terminated on the occurrence of the following conditions:

                8.1.1  Death of the consultant.

                8.1.2 Disability of the consultant due to serious sickness or major accident resulting in the absence from work of more than (7) calendar days.

                8.1.3 Absence from work for five (5) consecutive working days without the prior written approval from DB.

          8.2 On the occurrence of any of the events described in clause 8.1, SLNN shall ensure the replacement of the consultant within fifteen (15) calendar days after the said occurrence.

9.       WAIVER

         The failure of either party to enforce at any time, or for any period of time, the provisions of this Agreement, shall not be construed as waiver of such provisions or of the right of such party thereafter to enforce and every such provision.



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10.      ASSIGNMENT

         Neither party hereto shall assign or sub-contract the benefits of this Agreement to a third party without the prior written consent of the other party.

11.      NOTICES

         Any notices required or permitted under the terms of this Agreement or required by statue, law or regulation shall be in writing and shall be sent by hand or by registered mail to the respective parties as follows:

                  DEUTSCHE BANK
                  8, Shenton Way,
                  #20-01, Temasek Tower,
                  Singapore 068811.

                  SOLUTIONNET (ASIA PACIFIC) PTE LTD
                  No.1 Shentonway,
                  #22-06/09,
                  Singapore 068803.

         Any such notice shall be deemed to have duly served (if given or made by hand) immediately or (if given or made by registered mail) seventy-two (72) hours after posting.

12.      OTHER CONTRACT MATTERS

         12.1 DB agrees not to solicit, hire, contract with or engage directly or through any other entity, the employment or services of any consultant or former consultant of SLNN, who worked at DB's site, during the period of and for two years after the termination of this Agreement. If SLNN agrees in writing to permit its consultants to be employed by DB, DB shall pay SLNN a placement fee which is calculated as follows: if the consultant is employed within the first six months of his starting work with DB then the placement fee is equal to eighteen percent (18%) of SLNN's annualized billing; if after six months but before twelve months, the fee is fifteen percent (15%); and after one year, the fee is twelve percent (12%).

         12.2 SLNN will apply the Employment pass for the consultant to work in DB in Singapore. However, for some unknown reasons if the Singapore Immigration does not grant the visa for the consultant, SLNN will not be liable for any loses or legal actions from the DB.






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13.      GOVERNING LAW

         DB and SLNN intend this Agreement to be valid and subsisting legal instrument, and no provisions of this Agreement which may be deemed unenforceable shall be in any way invalidate any other provision or provisions of this Agreement, all of which shall remain in full force and effect. This Agreement shall be binding upon the parties, their successors, legal representatives and assigns, and it is mutually understood and expressly agreed that this Agreement shall be construed and interpreted to the laws of Singapore.

14.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between SLNN and DB with respect to the subject matter hereof and supersedes all prior negotiations, proposals, consents, correspondences, pledges whether made orally or in writing. There are no understandings, representations or warranties of any kind except as expressly set forth herein.



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
 --------------------            ----------------------         ------------------            --------
Signed for & Behalf  of           Name & Designation               Company Stamp                Date
DEUTSCHE BANK





                                  TRV RAJAN
--------------------              Asst.  Vice  President  -  HR    ------------------        --------
                                  & Admin
Signed for & Behalf  of           Name & Designation               Company Stamp               Date
SOLUTIONNET (ASIA
PACIFIC) PTE LTD
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